UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                                Amendment No. 3

                  Under the Securities and Exchange Act of 1934

                          The Boston Beer Company, Inc.
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                   100557107
                                 (CUSIP Number)

                               December 31, 1999
            (Date of Event Which Requires Filing of this Statement)

    Check the  following  box to designate  the rule pursuant to which this
Schedule is filed:

          ___  Rule 13d-1(b)
          ___  Rule 13d-1(c)
          _X_  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Consumer Venture Partners I, L.P.

2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |_|
                                                                     (b) |X|

3             SEC USE ONLY


4             CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.

Number        5          SOLE VOTING POWER
of shares
benefic-
ially                   0
owned
by each
reporting
person
with
              6          SHARED VOTING POWER

                         0

              7          SOLE DISPOSITIVE POWER

                         0

              8          SHARED DISPOSITIVE POWER

                         0

9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0

10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES


11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        0.0%

12            TYPE OF REPORTING PERSON

                PN

1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Consumer Venture Associates I, L.P.

2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |_|
                                                                     (b) |X|

3             SEC USE ONLY


4             CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.

Number        5          SOLE VOTING POWER
of shares
benefic-
ially                   0
owned
by each
reporting
person
with
              6          SHARED VOTING POWER

                         0

              7          SOLE DISPOSITIVE POWER

                         0

              8          SHARED DISPOSITIVE POWER

                         0

9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0

10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES


11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        0.0%

12            TYPE OF REPORTING PERSON

                PN

1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Pearson C. Cummin, III

2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |_|
                                                                     (b) |X|

3             SEC USE ONLY


4             CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.

Number        5          SOLE VOTING POWER
of shares
benefic-
ially                   73,923
owned
by each
reporting
person
with
              6          SHARED VOTING POWER

                         0

              7          SOLE DISPOSITIVE POWER

                         73,923

              8          SHARED DISPOSITIVE POWER

                         0

9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              73,923

10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES


11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        0.5%

12            TYPE OF REPORTING PERSON

                IN

1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Christopher P. Kirchen

2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |_|
                                                                     (b) |X|

3             SEC USE ONLY


4             CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.

Number        5          SOLE VOTING POWER
of shares
benefic-
ially                   0
owned
by each
reporting
person
with
              6          SHARED VOTING POWER

                         0

              7          SOLE DISPOSITIVE POWER

                         0

              8          SHARED DISPOSITIVE POWER

                         0

9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0

10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES


11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        0.0%

12            TYPE OF REPORTING PERSON

                IN

Item 1(a)         Name of Issuer:

                  The Boston Beer Company, Inc.

Item 1(b) Address of Issuer's principal executive offices:

                  75 Arlington Street
                  Boston, MA   02116

Item 2(a)         Name of person filing:

                  Consumer Venture Partners I, L.P. ("CVP I")
                  Consumer Venture Associates I, L.P. ("Consumer Associates") Pearson C. Cummin, III
                  Christopher P. Kirchen.

                  Messrs. Cummin and Kirchen (collectively, the "General Partners") are the general partners of Consumer Associates, the sole general partner of CVP I.

Item 2(b) Address of principal business office or, if none, residence:

                  75 Arlington Street
                  Boston, MA   02116

Item 2(c)         Citizenship:

                  U.S.A.

Item 2(d)         Title of class of securities:

                  Class A Common Stock

Item 2(e)         CUSIP Number:

                  100557107

Item 3 If Statement filed pursuant to Rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


                  (a)      |_| Broker or dealer registered under section 15
                               of the Act (15 U.S.C. 78o).

                  (b)      |_| Bank as defined in section 3(a)(6) of the Act
                               (15 U.S.C. 78c).

                  (c)      |_| Insurance company as defined in section 3(a)(19)
                               of the Act (5 U.S.C. 78c).

                  (d)      |_| Investment company registered under section 8
                               of the Investment Company Act (15 U.S.C. 80a-8).

                  (e)      |_| An investment adviser in accordance with
                               section 240.13d-1(b)(1)(ii)(E);

                  (f)      |_| An employee Benefit Plan, Pension Fund or
                               Endowment Fund in accordance with Section
                               240.13d-1(b)(1)(ii)(F);

                  (g)      |_| A parent holding company or control person
                               in accordance with Section
                               240.13d-1(b)(1)(ii)(G);

                  (h)      |_| A savings associations as defined in Section 3(b)
                               of the Federal Deposit Insurance Act
                               (12 U.S.C. 1813);

                  (i)      |_| A church plan that is excluded from the
                               definition of an investment company under
                               section 3(c)(14) of the Investment Company
                               Act of 1940 (15 U.S.C. 80a-3);

                  (j)      |_| Group, in accordance with Section
                               240.13d-1(b)(1)(ii)(J);


Item 4            Ownership:

                  (a)      Amounts beneficially owned:

                           Neither of CVP I or Consumer Associates (individually an "Entity" and collectively the "Entities") any longer beneficially owns shares of the Class A
                           Common Stock as of December 31, 1999. Mr. Cummin directly owns 61,630 shares of Class A Common Stock. Additionally, a profit sharing plan of which Mr. Cummin is a trustee owns 2,293 shares. As well,
                           Mr. Cummin has options to purchase 10,000 shares of Class A Common Stock, which options are presently
                           exercisable.   Thus, Mr. Cummin may be deemed to
                           own beneficially 12,293 shares of Class A Common Stock. Mr. Cummin expressly disclaims beneficial ownership of these shares.


                  (b)      Percent of class:

                           CVP I: 0.0%; Consumer Associates: 0.0%; each of the General Partners (with the exception of Mr. Cummin who may be deemed to beneficially own 0.5%): 0.0%. The foregoing percentages are calculated based on the 16,425,295 shares of Class A Common Stock reported to be outstanding as of November 8, 1999 on the Issuer's Form 10-Q for the quarer ending
                           September 25, 1999.

                  (c)      Number of shares as to which such person has:

                     (i) Mr. Cummin: 73,923 shares. 0 shares for all other reporting persons.

                    (ii)   Shared power to vote or to direct the vote:

                           CVP I: 0 shares; Consumer Associates: 0 shares; each of the General Partners: 0 shares.

                   (iii) Sole power to dispose or to direct the disposition of:

                           Mr. Cummin 73,923 shares. 0 shares for all other reporting persons.

                    (iv) Shared power to dispose or to direct the disposition of:

                           CVP I: 0 shares; Consumer Associates 0 shares; each of the General Partners: 0 shares.

Item 5            Ownership of 5% or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6            Ownership of More than 5% on Behalf of Another Person.

                  Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable.


Item 8            Identification and Classification
                  of Members of the Group:                 |_| EXHIBIT ATTACHED

                  Not applicable.

Item 9            Notice of Dissolution of Group:          |_| EXHIBIT ATTACHED

                  Not applicable.

Item 10           Certification:                           |_| EXHIBIT ATTACHED

                  Not applicable.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Dated:  February 14, 1999               Consumer Venture Partners I, L.P.

                                        By:  Consumer Venture Associates I, L.P.

                                        By:  /s/Pearson C. Cummin, III
                                             Pearson C. Cummin III
                                             General Partner

                                        Consumer Venture Associates I, L.P.

                                        By: /s/Pearson C. Cummin, III
                                             Pearson C. Cummin III
                                             General Partner


                                        By:  /s/Pearson C. Cummin, III
                                             Pearson C. Cummin III

                                                *
                                             ____________________________
                                             Christopher P. Kirchen

                                       *By:  /s/Pearson C. Cummin, III
                                             Pearson C. Cummin III
                                             Attorney-in-Fact

This Schedule 13G was executed by Pearson C. Cummin III pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.



                                    EXHIBIT I

     Pursuant to Rule 13d-1 (k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respectc to ownership by each of the udnersigned of shares of Class A Common Stock of Boston Beer Company, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:   February 12, 1999

CONSUMER VENTURE PARTNERS I. L.P.

By:      Consumer Venture Associates, L.P.

         By:      /s/Pearson C. Cummin, III
                  Pearson C. Cummin, III
                  General Partner

CONSUMER VENTURE ASSOCIATES, L.P.

         By:      /s/Pearson C. Cummin, III
                  Pearson C. Cummin, III
                  General Partner

                  /s/Pearson C. Cummin, III
                  Pearson C. Cummin, III

                        *
                  ______________________
                  Christopher P. Kirchen

                                    *By
                                        /s/Pearson C. Cummin, III
                                        Pearson C. Cummin, III
                                        Attorney-in-Fact


This Agreement was executed pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 16, 1993, in connection with a
Schedule 13G for Natural Wonders, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as
Exhibit 2.






                                   EXHIBIT II




                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pearson C. Cummin, III and Christopher P. Kirchen, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-Laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full powera nd authority to do so and perform each and every act and thing necessary, desirable or appropriate, fully to all intends and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 16th day of Feburary, 19993.

                                                     /s/ Pearson C. Cummin, III
                                                     Pearson C. Cummin, III

                                                     /s/ G. Clinton Merrick
                                                     G. Clinton Merrick

                                                     /s/ Christoper P. Kirchen
                                                     Christopher P. Kirchen




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.